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                                                                       EXHIBIT 5

                                February 7, 2000



FSI International, Inc.
322 Lake Hazeltine Drive
Chaska, Minnesota 55318

Ladies and Gentlemen:

     In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating to the offering of up to an additional 1,000,000 shares of common stock, without par value (the "Shares"), of FSI International, Inc., a Minnesota corporation (the "Company"), pursuant to the Company's 1997 Omnibus Stock Plan, as amended, and the Company's Employees Stock Purchase Plan, as amended (the "Plans"), we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated by the Plans and the Registration Statement, the Shares will be legally issued, fully paid, and nonassessable under the current laws of the State of Minnesota.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Faegre & Benson LLP

                                                     FAEGRE & BENSON LLP